Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is entered into as of this 20th day of July, 2006, by and among Graphic Packaging International, Inc., a Delaware corporation (“Employer”), Graphic Packaging Corporation, a Delaware corporation (“GPC”) and Jeffrey H. Coors (“Executive”).

W I T N E S S E T H :

WHEREAS, Employer desires to employ Executive on the terms and conditions set forth herein;

WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein;

WHEREAS, each of Employer, GPC and Executive agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of Employer and its Affiliates (as defined below) and will establish and develop relations and contacts with the principal customers and suppliers of Employer and its Affiliates in the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Employer and its Affiliates;

WHEREAS, (i) in the course of his employment with Employer, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of Employer and its Affiliates in the United States and the rest of the world that could be used to compete unfairly with Employer and its Affiliates; (ii) the covenants and restrictions contained in Sections 7 through 12, inclusive, are intended to protect the legitimate interests of Employer and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer, GPC and Executive hereby agree as follows:

1.     Agreement to Employ.  Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer.

2.     Term; Position and Responsibilities.

(a)      Term of Employment.  Unless Executive’s employment shall sooner terminate pursuant to Section 6, Employer shall employ Executive commencing on August 8, 2006, and ending on December 31, 2007. The period during which Executive is employed pursuant to this Agreement shall be referred to as the “Employment Period”. Unless Executive’s employment shall terminate sooner pursuant to Section 6, Executive’s Date of Termination shall be December 31, 2007, with no additional notice to Executive required.

(b)      Position and Responsibilities.  During the Employment Period, Executive shall serve as Vice Chairman of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Board of Directors of Employer (“Employer’s Board”) specifies from time to time. Executive shall devote all of his skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such position.

3.     Base Salary.  As compensation for the services to be performed by Executive during the Employment Period, Employer shall pay Executive a base salary at an annualized rate of $575,000, payable in installments on Employer’s regular payroll dates.

4.     Employee Benefits.  During the Employment Period, employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance, shall be provided to Executive in accordance with the programs of Employer then available to its senior executives, as the same may be amended and in effect from time to time.  Executive shall also be entitled to participate in all of Employer’s profit sharing, pension, retirement, deferred compensation and savings plans, as the same may be amended and in effect from time to time, applicable to senior executives of Employer.  The benefits referred to in this Section 4 shall be provided to Executive on a basis that is commensurate with Executive’s position and duties with Employer hereunder and that is no less favorable than that of similarly situated employees of Employer.

5.     Perquisites and Expenses.

(a)      General. During the Employment Period, Executive shall be entitled to a perquisites allowance in the amount of $20,000 on an annualized basis, to be paid as soon as administratively practical after January 1 of each year. This special bonus can be used by Executive for such matters to include, without limitation, tax preparation services, financial planning services, home security services, executive physical examination, dues of airline, luncheon, country or athletic clubs, or automobile expenses.

(b)      Business Travel, Lodging, etc.  Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him in connection with his performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer’s business travel reimbursement policy applicable to its senior executives as in effect from time to time.

(c)      Vacation.  During the Employment Period, Executive shall be entitled to six weeks of paid vacation on an annualized basis, without carryover accumulation or compensation for unused vacation.

6.     Termination of Employment.

(a)      Termination Due to Death or Disability.  In the event that Executive’s employment hereunder terminates due to death or is terminated by Employer due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 6(d).  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents or would prevent the performance by Executive of his duties hereunder for a continuous period of six months or longer.  The determination of Executive’s Disability shall (i) be made by an independent physician who is reasonably acceptable to Employer and Executive (or his representative), (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or Employer or by any physician or group of physicians or other competent medical experts employed by Executive and/or Employer to advise such independent physician.

(b)      Termination by Employer for Cause.  Executive may be terminated for cause by Employer for (i) the willful failure of Executive substantially to perform his duties hereunder (other than any such failure due to Executive’s physical or mental illness) or other willful and material breach by Executive of any of his obligations hereunder, after a written demand for substantial performance has been delivered, and a reasonable opportunity to cure has been given, to Executive by Employer’s Board, which demand identifies in reasonable detail the manner in which Employer’s Board believes that Executive has not substantially performed his duties or has breached his obligations, (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to Employer or any of its Affiliates, (iii) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) Executive’s material violation of the requirements of federal or state securities law, rule or regulation, in cases involving fraud or deceit, or violation of Employer’s insider trading policy. Any item of conduct in the previous sentence shall constitute “Cause.” Executive’s conduct need not result in monetary or financial loss to constitute Cause. Executive shall be permitted to attend a meeting of Employer’s Board within 30 days after delivery to him of a Notice of Termination (as defined below) pursuant to this Section 6(b) to explain why he should not be terminated for Cause and, if following any such explanation by Executive, Employer’s Board determines that Employer does not have Cause to terminate Executive’s employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect.

(c)      Notice of Termination.  Any termination by Employer pursuant to Section 6(a) or 6(b) shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement.  A ”Notice of Termination” shall mean a notice stating that Executive’s employment with Employer has been or will be terminated.

(d)      Payments and Benefits Upon Executive’s Death or Disability, Termination by Employer With Cause, or Termination by Executive. The benefits provided Executive pursuant to this Section 6(d) are made in lieu of any payments or benefits, and Executive shall not be entitled to receive any payments or benefits, pursuant to any plan, policy, program or practice providing any bonus or annual incentive compensation.

(i) If Executive’s employment shall terminate upon his death or Disability, or if Employer shall terminate Executive’s employment for Cause, or if Executive shall terminate his employment during the Employment Period, then Employer shall pay Executive his full Base Salary through the Date of Termination.

(ii) Additionally, in the case of termination upon Executive’s death, Employer shall pay Executive his full Base Salary for the remainder of the pay period in which death occurs and for one month thereafter.

(e)      Date of Termination.  As used in this Agreement, the term “Date of Termination” shall mean (x) if Executive’s employment is terminated by his death, the date of his death, (y) if Executive’s employment is terminated by Employer for Cause, the date on which Notice of Termination is given as contemplated by Section 6(c) or, if later, the date of termination specified in such Notice, or (z) if Executive’s employment is terminated due to Executive’s Disability or by Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by Section 6(c) or, if no such Notice is given, 30 days after the date of termination of employment.

(f)       Nondisparagement. Executive agrees not to disparage Employer, GPC, or the subsidiaries thereof, or the officers, directors or employees of any of them, during the Employment Period or thereafter.

7. Unauthorized Disclosure. During the period of Executive’s employment with Employer and the three-year period following any termination of such employment, without Employer’s prior written consent, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his best efforts to consult with Employer prior to responding to any such order or subpoena, and except as required in the performance of his duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of GPC, Employer or any of their respective Affiliates or to management of GPC, Employer or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to GPC, Employer or any of their respective Affiliates or (b) that GPC, Employer or any of their respective Affiliates may receive belonging to suppliers, customers or others who do business with GPC, Employer or any of their respective Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 7).

8.  Non-Competition.  During the period of Executive’s employment with Employer and for one year following the Date of Termination, Executive shall not, directly or indirectly, become employed in a management capacity, including as a consultant serving in a management capacity, of Caraustar Industries, Inc., Field Container Company, L.P., MeadWestvaco Corporation, Rock-Tenn Company, the former consumer packaging division of Smurfit-Stone Container Corporation that was acquired by an affiliate of Texas Pacific Group, or any of their current subsidiaries or successors.

9.     Non-Solicitation of Employees. For one year following the Date of Termination, Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the United States or Europe, solicit for employment, employ or otherwise interfere with the relationship of GPC, Employer or any of their respective subsidiaries with, any person who at any time during the six months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for GPC, Employer or any of their current subsidiaries, other than any such solicitation or employment during Executive’s employment with GPC and Employer on behalf of GPC, and Employer.

10.   Non-Solicitation of Customers.  For one year following the Date of Termination, Executive shall not, directly or indirectly, for his own account or for the account of any other Person anywhere in the United States or Europe, solicit or otherwise attempt to establish any business relationship for purposes of engaging in the manufacture, sales or converting of paperboard and paperboard packaging with any Person who is or was a customer, client or distributor of GPC or Employer or any of their Affiliates at any time during which Executive was employed by Employer .

11.   Return of Documents.  In the event of the termination of Executive’s employment for any reason, Executive shall deliver to Employer all of (a) the property of each of GPC, Employer and their respective Affiliates and (b) the non-personal documents and data of any nature and in whatever medium of each of GPC, Employer and their respective Affiliates, and he shall not take with him any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.  Whether documents or data are “personal” or “non-personal” shall be determined as follows:  Executive shall present any documents or data that he wishes to take with him to the chief legal officer of Employer for his review.  The chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data that he determines to be non-personal, shall notify Executive either that such documents or data must be retained by Employer or that Employer must make and retain a copy thereof before Executive may take such documents or data with him.

12.   Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction.  Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 7, 8, 9, 10, 11 and 12 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law.  Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements.  These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have.  Employer, GPC and Executive hereby irrevocably submit to the jurisdiction of the superior courts of Cobb County, Georgia and the federal courts of the Northern District of Georgia, in respect of the injunctive remedies set forth in this Section 12 and the interpretation and enforcement of Sections 7, 8, 9, 10, 11 and 12 insofar as such interpretation and enforcement relate to any request or application for injunctive relief in accordance with the provisions of this Section 12, and the parties hereto hereby irrevocably waive any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief in a suit or proceeding brought before such a court in accordance with the provisions of this Section 12.  All disputes not relating to any request or application for injunctive relief in accordance with this Section 12 shall be resolved by arbitration in accordance with Section 16(b).

13.   Assumption of Agreement.  Employer shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place.

14.   Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.  All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and Employer or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby. This Agreement explicitly supersedes and replaces that certain Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement between Graphic Packaging International Corporation, each of the Affiliated Companies named therein and Executive, dated March 25, 2003.

15.   Indemnification.  Employer hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive.  Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by Employer in advance of the final disposition of such litigation upon receipt by Employer of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement, including but not limited to as a result of such exception.

16.   Miscellaneous.

(a)      Binding Effect; Assignment.  This Agreement shall be binding on and inure to the benefit of Employer, GPC and their respective successors and permitted assigns.  This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 16(a).  Each of GPC and Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to Employer shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 13.

(b)      Arbitration.  Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief in accordance with Section 12) shall be resolved by binding arbitration.  The arbitration shall be held in the city of Atlanta, Georgia and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity.  The arbitrator shall be acceptable to both Employer and Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by Executive, and the third appointed by the other two arbitrators.  All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer.

(c)      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.

(d)      Taxes.  Employer may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

(e)      Amendments.  No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer’s Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of GPC, is approved by the Board of Directors of GPC or a Person authorized thereby.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(f)       Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)      Notices.  Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)                If to Employer or GPC, to it at:

814 Livingston Court, S.E.

Marietta, GA 30067

Attention:  General Counsel

(B)                  if to Executive, to him at his residential address as currently on file with Employer.

(h)      Voluntary Agreement; No Conflicts.  Executive, Employer and GPC each represent that they are entering into this Agreement voluntarily and that Executive’s employment hereunder and each party’s compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which he or it is a party or by which he or it or his or its properties or assets may be bound.

(i)       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(j)       Headings.  The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

(k)      Certain Definitions.

“Affiliate”:  with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

“Control”:  with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

“Person”:  any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.

“Subsidiary”:  with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.

“Successor”:  of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person are transferred.

IN WITNESS WHEREOF, Employer and GPC have duly executed this Agreement by their authorized representatives, and Executive has hereunto set his hand, in each case effective as of the date first above written.

GRAPHIC PACKAGING CORPORATION

By:	/s/ Wayne E. Juby
Wayne E. Juby
Senior Vice President, Human Resources

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:	/s/ Wayne E. Juby
Wayne E. Juby
Senior Vice President, Human Resources

Executive:

/s/ Jeffrey H. Coors
Jeffrey H. Coors